Exhibit 99.1

WERNER ENTERPRISES ANNOUNCES
SPECIAL AND QUARTERLY DIVIDENDS, NEW STOCK REPURCHASE AUTHORIZATION AND NEW CREDIT FACILITIES

Omaha, Nebraska, May 14, 2019:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, is pleased to announce the following actions approved by its Board of Directors (the “Board”) on May 14, 2019.

Special and Quarterly Dividends

The Board declared a special cash dividend of $3.75 per common share payable to shareholders of record at the close of business on May 24, 2019. This dividend will be paid on June 7, 2019. The special dividend amounts to a total of approximately $262 million to be paid on Werner’s 69.9 million common shares outstanding. No portion of the $3.75 special dividend is considered to be a return of capital.

The Board also declared a regular quarterly cash dividend of $0.09 (9.0 cents) per common share payable to shareholders of record at the close of business on July 1, 2019. This dividend will be paid on July 16, 2019. Werner Enterprises has paid a quarterly cash dividend to its shareholders every quarter since July 1987.

Stock Repurchase Program

The Board approved a new stock repurchase program under which Werner is authorized to repurchase up to 5 million shares of its common stock. Upon approval of the new program, the Board withdrew the previous stock repurchase authorization, which had approximately 2.0 million shares remaining available for repurchase. Werner may repurchase stock from time to time depending on market, economic and other factors. The new authorization will continue in the future, unless withdrawn by the Board of Directors.

New Credit Facilities

Werner entered into new five-year, unsecured revolving credit facilities with Wells Fargo Bank, N.A. and BMO Harris Bank N.A., replacing the previous credit facilities with both lenders.

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$300 million credit facility supplied by Wells Fargo Bank, N.A. Borrowings under the credit facility will bear interest at a variable rate based on the daily one-month LIBOR plus a margin ranging between 0.675% and 0.925% (based on the ratio of total funded debt to EBITDA). Unused amounts are subject to a commitment fee at rates ranging between 0.11% and 0.15% annually (based on the ratio of total funded debt to EBITDA). The $75 million currently outstanding under a term commitment with Wells Fargo, having a maturity date of September 15, 2019, is deemed to be an advance against the $300 million under the terms of the new credit facility.

Werner Enterprises, Inc. - Release of May 14, 2019

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$200 million credit facility supplied by BMO Harris Bank N.A. Borrowings under the credit facility will bear interest at a variable rate based on the daily one-month LIBOR plus a margin ranging between 0.70% and 1.50% (based on the ratio of total funded debt to EBITDA). Unused amounts are subject to a commitment fee at rates ranging between 0.10% and 0.25% annually (based on the ratio of total funded debt to EBITDA).

Both credit facilities contain customary terms and conditions, as well as two financial covenants that require Werner to not exceed a maximum ratio of total funded debt to EBITDA and to exceed a minimum ratio of EBITDA to interest expense.

The terms of the Company’s $75 million revolving line of credit with U.S. Bank, N.A., having a maturity date of July 13, 2020, were not changed as a result of the new Wells Fargo and BMO Harris credit facilities. After considering anticipated borrowings to finance the special dividend announced today, currently outstanding borrowings of $125 million and letters of credit currently issued, Werner expects to have available remaining borrowing capacity of over $150 million to fund capital expenditures, common stock repurchases, working capital and other general corporate purposes. In addition, as management noted during the Company’s earnings conference call on April 25, 2019, the Company currently expects to generate free cash flow (cash flow from operations less net capital expenditures) that will exceed $100 million in 2019.

Management Comments

Derek J. Leathers, President and Chief Executive Officer, said, “Today’s announcement demonstrates Werner’s commitment to returning capital and creating value for our shareholders through our long history of dividends and stock repurchases. Our strong balance sheet and new financing arrangements provide flexibility to allow us to continue to reinvest in our business and return capital to further drive shareholder value.”

About Werner Enterprises

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also

Werner Enterprises, Inc. - Release of May 14, 2019

differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.